Exhibit VIII

Q1 Statement Interim Management January–March 2026

Q1 INTERIM MANAGEMENT STATEMENT / 2

Table of contents

3 President and CEO's comments

4 Key figures and ratios

5 Operating and financial review
5 Total comprehensive income
8 Financial position

10 Financial statements
10 Statement of comprehensive income
11 Statement of financial position
12 Statement of changes in equity
13 Cash flow statement

14 Notes to the interim financial statements
14 Note 1 - Net interest income
14 Note 2 - Net profit/loss on financial operations
15 Note 3 - Expected credit loss
15 Note 4 - Net loan losses
16 Note 5 - Financing outstanding
16 Note 6 - Debts evidenced by certificates
17 Note 7 - Basis of preparation

17 Key ratio definitions



Signature of a declaration of intent to set-up the EastInvest Facility

Image: EC - Audiovisual Service

In February, NIB became a signatory to the EastInvest financing platform, which aims to support the EU's eastern border regions that have faced severe security, economic, and social impacts from Russia's war of aggression against Ukraine. The EastInvest facility was signed by Jeanette Vitasp, NIB's Head of Lending.

Q1 INTERIM MANAGEMENT STATEMENT / 3 President and CEO’s comments During the first quarter, NIB continued to deliver impact by financing projects across several sectors, including battery storage systems, defence-related R&D, and wind power. Overall business activity remained at a good level, and total disbursed new financing reached EUR 588 million, an increase of 28% compared to the first quarter of 2025. The Bank’s mandate fulfilment rate was 100%. NIB’s financial results remained solid. Net profit amounted to EUR 62.9 million, showing a decrease of 10% compared to the very strong first quarter of 2025. The result was supported by stable core earnings, with net interest income reaching EUR 84.8 million. In March, the Board of Governors of NIB approved the Bank’s audited financial statements for 2025 and a dividend payment of EUR 86 million to the Nordic and Baltic member countries. Elisabeth Svantesson, Minister for Finance of Sweden and Chair of NIB’s Board of Governors noted that NIB’s record profitability and strong mandate fulfilment underscore the Bank’s effectiveness in delivering on shared Nordic-Baltic priorities. To further support the goals of the Nordic and Baltic countries, NIB published its new Climate and Nature Strategy at the end of the first quarter. The strategy outlines sectoral goals for decarbonisation, biodiversity conservation and ecosystem restoration, reflecting NIB’s commitment to a sustainable future. Finally, I would like to thank Gunnar Okk, Vice President and Chief Operating Officer, who retired in March 2026, for 20 years of dedicated service. NIB subsequently implemented organisational adjustments to The first quarter was active from a funding perspective with a total of EUR 4.1 billion raised in new funding, ensure continuity, clarity in responsibilities, and strengthened operational alignment across the Bank. accounting for approximately 45% of NIB’s annual funding plan. During the quarter, NIB priced its first USD global benchmark bond of 2026, a USD 1 billion transaction. NIB also continued to be active in other currencies and in transactions under its NIB Environmental Bond framework, issuing a total of SEK 3 billion during the first three months of the year. André Küüsvek, President & CEO At the end of March, NIB’s AAA credit rating was reaffirmed by S&P Global Ratings.

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 4

Key figures and ratios

EUR **588** million
in new financing

EUR **903** million
in new financing committed

100.0%
of disbursed loans fulfil our mandate to a level of good or excellent

EUR **63** million
in net profit

18.1%
cost/income ratio

0.4%
YoY increase in net interest income

In millions of euro, unless otherwise specified	Jan–Mar 2026[1]	Jan–Mar 2025[1]	YoY change	Jan–Dec 2025
Net interest income	85	85	0.4%	349
Profit before net loan losses	68	69	-1.5%	299
Net profit	63	70	-10.3%	287
New financing[2]	588	458	28.3%	3,891
New financing committed[3]	903	606	48.9%	4,753
% of loans achieving good or above mandate[4]	100.0%	97.1%	2.9pp	98.1%
New debt issuance	4,098	3,126	31.1%	9,162
Financing outstanding[5]	24,293	23,919	1.6%	24,089
Total assets	43,529	44,924	-3.1%	42,639
Debts evidenced by certificates	36,690	37,942	-3.3%	35,883
Total equity	4,711	4,538	3.8%	4,741
Equity/total assets[6]	10.8%	10.1%	0.7pp	11.1%
Return on equity[6]	5.4%	6.2%	-0.9pp	6.2%
Cost/income[6]	18.1%	17.7%	0.4pp	17.0%
Number of employees at period end	270	259	4.2%	272

[1] Unaudited figures.
[2] Including loan disbursements and investments in Lending bonds. Lending bonds are investments in labelled [green, social, sustainability and sustainability-linked], MREL [minimum requirement for own funds and eligible liabilities] and other bonds initiated by Lending organisation.
[3] Including new loans signed and commitments to investments in Lending bonds.
[4] See page 8 for mandate fulfilment explanation.
[5] Including loans outstanding and investments in Lending bonds.
[6] See page 17 for key ratio definitions.

Q1 INTERIM MANAGEMENT STATEMENT / 5

Operating and financial review

Total comprehensive income

January–March 2026 compared to January–March 2025

NET PROFIT

The net profit for the period January–March 2026 amounted to EUR 62.9 million, which was EUR 7.2 million lower than the corresponding period in 2025. Total operating income decreased from EUR 84.1 million to EUR 83.3 million. Net interest income increased by EUR 0.3 million while net fee and commission income decreased by EUR 0.4 million. The net loss on financial operations was EUR 1.8 million compared to a loss of EUR 1.1 million in the same period in 2025. Net loan losses ended at EUR 5.4 million compared to a gain of EUR 0.8 million in the same period in 2025. There have been no realised loan losses year to date.

NET INTEREST INCOME

Net interest income for the period amounted to EUR 84.8 million compared to EUR 84.5 million in the same period in 2025, an increase of EUR 0.3 million. Net interest income on lending activities amounted to EUR 50.9 million and was EUR 0.6 million lower than in 2025. The interest income on treasury activities increased from EUR 33.1 million to EUR 34.0 million.

NET FEE AND COMMISSION INCOME

Net fee and commission income for the period January–March 2026 of EUR 0.2 million was EUR 0.4 million lower than the same period in 2025 due to higher expenses related to risk-sharing instruments.

Net profit
In millions of euro


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026

Net interest income
In millions of euro


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026
Lending
Treasury

Net fee and commission income
In millions of euro


4
3
2
1
0
-1
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026

Q1 INTERIM MANAGEMENT STATEMENT / 6

NET PROFIT/LOSS ON FINANCIAL OPERATIONS

The net profit/loss on financial operations for the period ended 31 March 2026 amounted to a loss of EUR 1.8 million compared to a loss of EUR 1.1 million in the same period last year. The result in the first quarter of 2026 comprised of unrealised loss of EUR 1.7 million and realised loss of EUR 0.1 million.

Unrealised valuation gains and losses on assets in the Bank's liquidity portfolio of high quality bonds arise from changes in credit spreads. When credit spreads tighten, this results in positive valuations. If the Bank holds the bonds to maturity, so that they are not sold based on the current exit market value, any valuation gains and losses will reverse, as the bonds will settle at par. Unrealised valuation gains and losses can also relate to the interest rate hedges of the Bank's funding and lending transactions. When the Bank raises funds with fixed rates or offers borrowers fixed rate loans, it hedges the resulting interest rate risk using swaps, in which the fixed rate is swapped to short term floating rates. The valuation of the swap hedges and underlying transactions use different rates and is therefore exposed to spread changes between those rates. As the Bank intends to hold these hedging transactions to maturity these valuation gains and losses are expected to reverse in full.

TOTAL OPERATING EXPENSES

Total operating expenses amounted to EUR 15.1 million which was EUR 0.2 million higher than for the corresponding period in 2025. The Bank continues to invest in people and technology to remain relevant and fulfil the Bank's mandate. The cost/income ratio for period January-March 2026 was 18.1% compared to 17.7% in the same period in 2025.

The Bank's main expenses comprise personnel costs, cost related to IT and depreciations of past investments in IT and its fixed assets like equipment and property. Personnel costs of EUR 10.0 million were EUR 0.5 million higher in the first quarter of 2026 compared to the same period in 2025 due to annual salary adjustments and a higher head count. The other operating expenses were EUR 0.2 million lower in the first three months of 2026 compared to the same period in 2025.

Net profit/loss on financial operations
In millions of euro


30
20
10
0
-10
-20
-30
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026
Realised
Unrealised

Personnel expenses
In millions of euro


0
-2
-4
-6
-8
-10
-12
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026

Other operating expenses
In millions of euro


0
-2
-4
-6
-8
-10
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026

Q1 INTERIM MANAGEMENT STATEMENT / 7

NET LOAN LOSSES

For the period ended 31 March 2026, the Bank recorded net loan losses of EUR 5.4 million compared to a gain of EUR 0.8 million for the corresponding period in 2025. The increase in expected credit losses was mainly driven by new loan commitments and credit migration. Overall asset quality remained stable and there were no realised losses during the period.

OTHER COMPREHENSIVE INCOME

The Bank separates the foreign currency basis spread from financial instruments used in fair value hedge accounting and this separated amount is recorded in Other comprehensive income (OCI). This unrealised amount was a loss of EUR 6.1 million for the first three months of 2026 compared to a loss of EUR 8.4 million in the same period last year. The loss recorded is mainly due to the widening of Cross Currency Basis Spreads, which negatively affect the valuation of basis swaps used to convert funding currencies into lending currencies. As the fair value hedges are kept to maturity the gains and losses in OCI are expected to reverse in full.

For financial liabilities recorded at fair value through the profit and loss, valuation changes due to changes in own credit spreads are also recorded in OCI. For the three month period ended 31 March 2026, the Bank recorded unrealised losses of EUR 0.7 million from these changes compared to an unrealised gain of EUR 0.0 million in the same period in 2025.

TOTAL COMPREHENSIVE INCOME

All in all, NIB had a 9.1% lower total comprehensive income in the first three months of 2026 compared to the same period in 2025. Total comprehensive income ended at EUR 56.1 million compared to EUR 61.7 million in the same period in 2025.

Net loan losses
In millions of euro


8
4
0
-4
-8
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026

Other comprehensive income
In millions of euro


20
10
0
-10
-20
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026

Total comprehensive income
In millions of euro


100
80
60
40
20
0
Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1
2024
2025
2026

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 8

Financial position

MISSION FULFILMENT

NIB's vision is for a prosperous and sustainable Nordic–Baltic region and the Bank has a mission formulated as a dual mandate to provide lending that benefits the environment and/or improves productivity. All projects proposed for financing undergo a thorough assessment of their impact on productivity and the environment of the member country area. The mandate fulfilment is rated on a six-grade scale from "negative" to "excellent". During the first three months of 2026, projects achieving a "good" or "excellent" mandate rating accounted for 100.0% of the total amount of loans disbursed thereby exceeding the target defined by NIB's Board of Directors of 95%. New financing with a "good" or "excellent" rating on both mandates was maintained at a high level of 51.8% in the first three months of 2026.

FINANCING OUTSTANDING

The financing outstanding amounted to EUR 24,293 million. This comprises EUR 23,439 million of loans outstanding and investments of EUR 854 million in Lending bonds recorded in debt securities. The total new financing during the period amounted to EUR 588 million, which is EUR 130 million higher than for the same period in 2025. More information regarding new loans signed can be found on NIB's website.

Mandate fulfilment rating
% of loans disbursed[1]


100
80
60
40
20
0
97.1%
99.2%
99.8%
99.9%
98.1%
97.1%
100.0%
2021
2022
2023
2024
2025
2025 Jan-Mar
2026 Jan-Mar
Good or excellent in productivity only
Good or excellent in environment only
Good or excellent in both environment and productivity

[1] Response loans excluded

FINANCING HIGHLIGHTS

In millions of euro, unless otherwise specified	Jan–Mar 2026[1]	Jan–Mar 2025[1]	2025	2024	2023	2022
New loans signed	874	514	4,413	4,884	2,766	3,936
New investments in Lending bonds[2]	29	92	340	137	63	178
New financing	588	458	3,891	4,353	3,446	3,705
Number of new loans signed	12	9	71	75	52	54
Number of new investments in Lending bonds	2	5	20	8	4	10
Amortisations and prepayments	-591	-470	-3,394	-2,655	-3,618	-2,707
Financing outstanding	24,293	23,919	24,089	23,574	22,075	22,287
Member countries[3]	23,628	23,271	23,427	23,054	21,595	21,827
Non-member countries[3]	749	718	742	590	546	526
ECL on loans outstanding	-84	-69	-80	-70	-66	-66
Credit impaired loans (Stage 3 ECL)	107	110	99	108	9	10
As % of total financing outstanding	0.44%	0.46%	0.41%	0.46%	0.04%	0.04%

[1] Unaudited figures.
[2] Investments in labelled (green, social, sustainability and sustainability-linked), MREL (minimum requirement for own funds and eligible liabilities) and other bonds initiated by Lending organisation.
[3] Based on country of risk owner classification.

Development of financing outstanding during 2026
In millions of euro


26,000
25,000
24,000
23,000
22,000
21,000
24,089
588
-574
-17
-4
230
-49
30
24,293
Dec'25 Book value
New financing
Amort.
Prepaym.
ECL[1]
FX changes
Hedge Acc. adj.
Other[2]
Mar'26 Book value

[1] Changes in expected credit losses
[2] Fair valuation of lending bonds and other adjustments

Q1 INTERIM MANAGEMENT STATEMENT / 9

FUNDING

By the end of March, the Bank had raised EUR 4.1 billion in new funding, which compares to EUR 3.1 billion in the same period last year. This represents approximately 45% of the Bank's expected funding need for the year. During the first quarter, the Bank issued a USD 1.0 billion global benchmark transaction, being its first USD Benchmark issuance for 2026. NIB also continued to be active in the environmental bond market, issuing a total of SEK 3.0 billion in NIB Environmental Bonds (NEBs) during the quarter.

The Bank's funding strategy remains to complete benchmark transactions in US dollars and Euros, complemented with other public issuance in other international and nordic currencies and private placements with investors to maintain a diversified portfolio of currencies and a global investor base. The Bank will also continue issuing NEBs and new Sustainability Linked Loan financing Bonds (SLLBs).

For a full list of funding transactions, please click here.

Development of debts evidenced by certificates during 2026

In millions of euro



42,000
40,000
38,000
36,000
34,000
32,000
35,883
4,098
-3,343
-75
512
-276
-110
36,690
Dec'25 Book value
New debt issuance
Amort.
Call & Buy backs
FX changes
Hedge Acc. adj.
Other[1]
Mar'26 Book value

[1] Fair valuation and other adjustments

Q1 INTERIM MANAGEMENT STATEMENT / 10 Financial statements Statement of comprehensive income In thousands of euro Note Jan–Mar 20261 Jan–Mar 20251 YoY change % Jan–Dec 2025 Interest income calculated using the effective interest method 247,375 280,948 -11.9% 1,074,048 Other interest income 90,508 146,767 -38.3% 502,980 Interest expense -253,038 -343,186 -26.3% -1,227,610 Net interest income (1) 84,845 84,529 0.4% 349,418 Commission income and fees received 1,944 1,411 37.8% 9,853 Commission expense and fees paid -1,707 -759 125.0% -4,818 Net fee and commission income 237 652 -63.7% 5,035 Net profit/loss on financial operations (2) -1,756 -1,076 63.3% 5,966 Foreign exchange gains and losses 9 24 -64.2% -128 Total operating income 83,334 84,129 -0.9% 360,290 Expenses General administrative expenses Personnel expenses -9,978 -9,513 4.9% -38,545 Other administrative expenses -3,683 -4,024 -8.5% -17,269 Depreciation -1,419 -1,318 7.7% -5,483 Total operating expenses -15,080 -14,855 1.5% -61,297 Profit before loan losses 68,253 69,274 -1.5% 298,994 Net loan losses (3) (4) -5,399 769 N/A -11,606 Net profit for the period 62,855 70,043 -10.3% 287,387 Other comprehensive income Items that will be reclassified to income statement Fair value hedges —valuation of cross currency basis spread -6,058 -8,418 -28.0% -17,148 Items that will not be reclassified to income statement Changes in own credit risk on liabilities recorded at fair value -744 44 N/A -5,510 Total other comprehensive income -6,802 -8,374 -18.8% -22,658 Total comprehensive income 56,053 61,669 -9.1% 264,729 1 Unaudited figures. The accompanying notes are an integral part of these financial statements.

Q1 INTERIM MANAGEMENT STATEMENT / 11 Statement of financial position In thousands of euro Note 31 Mar 20261 31 Mar 20251 31 Dec 2025 Assets Cash and balances at banks 976,888 1,076,392 1,004,731 Placements with credit institutions 6,192,414 7,851,309 5,542,048 Debt securities 11,906,060 11,366,962 11,812,968 Other financial placements 191 223 199 Loans outstanding (5) 23,439,194 23,295,701 23,249,266 Intangible assets 15,130 11,808 14,471 Tangible assets, property and equipment 27,048 28,736 27,626 Derivatives 849,997 1,259,414 909,670 Other assets 122,092 33,447 77,972 Total assets 43,529,014 44,923,992 42,638,951 Liabilities and equity Amounts owed to credit institutions 128,839 317,629 184,022 Debts evidenced by certificates (6) 36,689,727 37,942,316 35,883,334 Derivatives 1,629,044 1,735,907 1,737,002 Other liabilities 370,049 389,899 93,292 Total liabilities 38,817,659 40,385,750 37,897,650 Paid-in capital 845,543 845,543 845,543 Statutory reserve 836,884 836,884 836,884 General credit risk fund 2,956,304 2,754,917 2,754,917 Other reserves 9,768 30,854 16,570 Profit available for appropriation 62,855 70,043 287,387 Total equity 4,711,354 4,538,242 4,741,302 Total liabilities and equity 43,529,014 44,923,992 42,638,951 1 Unaudited figures. The accompanying notes are an integral part of these financial statements.

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 12

Statement of changes in equity

In thousands of euro	Paid-in capital	Statutory reserve	General credit risk fund	Profit available for appropriation	Changes in own credit risk on liabilities recorded at fair value	Cost of hedging reserve	Total
Equity as of 31 December 2024	**845,543**	**836,884**	**2,574,771**	**256,147**	**10,826**	**28,403**	**4,552,573**
Net profit for the period	-	-	-	70,043	-	-	70,043
Other comprehensive income	-	-	-	-	44	-8,418	-8,374
Total comprehensive income	0	0	0	70,043	44	-8,418	61,669
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	180,147	-180,147	-	-	0
Dividends	-	-	-	-76,000	-	-	-76,000
Equity as of 31 March 2025[1]	**845,543**	**836,884**	**2,754,917**	**70,043**	**10,870**	**19,984**	**4,538,242**
Net profit for the period	-	-	-	217,344	-	-	217,344
Other comprehensive income	-	-	-	-	-5,555	-8,730	-14,284
Total comprehensive income	0	0	0	217,344	-5,555	-8,730	203,060
Equity as of 31 December 2025	**845,543**	**836,884**	**2,754,917**	**287,387**	**5,315**	**11,255**	**4,741,302**
Net profit for the period	-	-	-	62,855	-	-	62,855
Other comprehensive income	-	-	-	-	-744	-6,058	-6,802
Total comprehensive income	0	0	0	62,855	-744	-6,058	56,053
Transactions with owners in their capacity as owners							
Appropriation of profit	-	-	201,387	-201,387	-	-	0
Dividends	-	-	-	-86,000	-	-	-86,000
Equity as of 31 March 2026[1]	**845,543**	**836,884**	**2,956,304**	**62,855**	**4,571**	**5,197**	**4,711,354**

[1] Unaudited figures.
The accompanying notes are an integral part of these financial statements.

NIB
Q1 INTERIM MANAGEMENT STATEMENT / 13

Cash flow statement

In thousands of euro	Jan–Mar 2026[1]	Jan–Mar 2025[1]	Jan–Dec 2025
Cash flows from operating activities			
Net profit for the period	62,855	70,043	287,387
Adjustments:			
Unrealised gains/losses of financial assets and liabilities measured at fair value	1,867	335	-18,758
Hedge accounting ineffectiveness	-86	3,044	14,188
ECL non-lending activities	-125	14	152
Net loan losses (ECL lending activities)	5,399	-769	11,606
Depreciation and write-down in value of tangible and intangible assets	1,419	1,318	5,483
Other adjustments to the net profit for the period	1,445	368	4,123
Adjustments	9,919	4,310	16,793
Change in operative assets			
Change in placements with credit institutions	-702,707	-228,757	2,169,461
Change in debt securities	85,335	-731,318	-1,250,692
Change in loans outstanding	-22,669	29,511	-209,882
Change in derivatives, net	-20,263	103,196	-500,650
Change in other assets	-11,301	-13,064	3,930
Change in operative assets	-671,606	-840,433	212,168
Change in operative liabilities			
Change in amounts owed to credit institutions	-3,388	-615,063	-799,219
Change in other liabilities	-112,941	-22,665	129,079
Change in operative liabilities	-116,329	-637,728	-670,140
Cash flows from operating activities	**-715,161**	**-1,403,808**	**-153,791**

[1] Unaudited figures.
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

In thousands of euro	Jan–Mar 2026[1]	Jan–Mar 2025[1]	Jan–Dec 2025
Cash flows from investing activities			
Acquisition of intangible assets	-1,026	-1,021	-4,791
Acquisition of tangible assets	-359	-694	-2,242
Cash flows from investing activities	**-1,385**	**-1,715**	**-7,032**
Cash flows from financing activities			
Debts evidenced by certificates			
New debt issuance	4,004,735	3,126,366	9,161,702
Redemptions	-3,417,529	-984,601	-7,855,656
Debts evidenced by certificates	587,206	2,141,764	1,306,046
Dividend paid	-	-	-76,000
Cash flows from financing activities	**587,206**	**2,141,764**	**1,230,046**
Change in cash and cash equivalents, net	**-129,341**	**736,241**	**1,069,222**
Opening balance for cash and cash equivalents, net	2,849,624	1,767,453	1,767,453
Exchange rate adjustments	35,683	17,453	12,949
Closing balance for cash and cash equivalents, net	2,755,966	2,521,147	2,849,624
Change in cash and cash equivalents, net	**-129,341**	**736,241**	**1,069,222**
Additional information to the statement of cash flows			
Interest received	341,702	412,538	1,614,440
Interest paid	-251,453	-345,989	-1,224,578
The following items are included in cash and cash equivalents, net			
Cash and balances at banks	976,888	1,076,392	1,004,731
Short-term placements with credit institutions	1,779,078	1,446,001	1,844,893
Short-term amounts owed to credit institutions	-	-1,246	-
Cash and cash equivalents, net	**2,755,966**	**2,521,147**	**2,849,624**

[1] Unaudited figures.
The accompanying notes are an integral part of these financial statements. The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

\Q1 INTERIM MANAGEMENT STATEMENT / 14 Notes to the interim financial statements Note 1: Net interest income Note 2: Net profit/loss on financial operations Jan–Mar Jan–Mar Jan–Dec Jan–Mar Jan–Mar Jan–Dec In thousands of euro 20261 20251 2025 In thousands of euro 20261 20251 2025 Interest income Financial instruments measured at fair value, realised gains and losses -113 5,676 4,906 Cash and balances at banks 4,908 7,008 22,772 Financial instruments measured at fair value, Placements with credit institutions 7,946 8,871 38,377 unrealised gains and losses -1,867 -335 18,758 Debt securities 25,380 21,357 93,290 Financial instruments measured at amortised cost, Loans outstanding 200,034 223,058 860,438 realised gains and losses 13 -3,359 -3,359 Derivatives 9,107 20,654 59,172 Expected credit loss on financial placements 125 -14 -152 Interest income calculated using the effective interest method 247,375 280,948 1,074,048 Hedge accounting ineffectiveness 86 -3,044 -14,188 Placements with credit institutions 26,029 51,075 157,901 Net profit/loss on financial operations -1,756 -1,076 5,966 Debt securities 53,143 48,237 205,619 1 Unaudited figures. Loans outstanding 529—32 Derivatives 10,807 47,454 139,428 Other interest income 90,508 146,767 502,980 Total interest income 337,883 427,715 1,577,028 Interest expense Placements owed to credit institutions -472 -4,930 -7,634 Debts evidenced by certificates -287,203 -270,896 -1,112,990 Derivatives 34,637 -67,360 -106,987 Total interest expense -253,038 -343,186 -1,227,610 Net interest income 84,845 84,529 349,418 1 Unaudited figures.

Note 3: Expected credit loss In thousands of euro Stage 1 Stage 2 Stage 3 Total Balance as of 31 December 2024 51,100 8,472 16,512 76,084 Transfer to Stage 1 3,147 -3,147—0 Transfer to Stage 2 -412 412—0 Transfer to Stage 3 ——0 New assets originated or purchased 6,757 0—6,757 Amortisations and repayments -17,038 -2,797—-19,835 Impact of remeasurement on existing assets 7,847 4,475 0 12,323 Foreign exchange adjustments and other changes — -317 -317 Net change in statement of comprehensive income 300 -1,056 -317 -1,072 Realised losses ——0 Balance as of 31 March 2025¹ 51,400 7,416 16,195 75,012 Transfer to Stage 1 -319 319—0 Transfer to Stage 2 -3,814 3,814—0 Transfer to Stage 3—-724 724 0 New assets originated or purchased 7,593 148—7,740 Amortisations and repayments 4,047 707—4,754 Impact of remeasurement on existing assets -14,238 6,994 7,265 20 Foreign exchange adjustments and other changes — -614 -614 Net change in statement of comprehensive income -6,731 11,257 7,374 11,900 Realised losses ——0 Balance as of 31 December 2025 44,669 18,673 23,570 86,912 Transfer to Stage 1 1,241 -1,241—0 Transfer to Stage 2 -607 607—0 Transfer to Stage 3 ——0 New assets originated or purchased 5,758 106—5,864 Amortisations and repayments -1,711 -963—-2,674 Impact of remeasurement on existing assets -3,568 3,916 1,736 2,084 Foreign exchange adjustments and other changes — 163 163 Net change in statement of comprehensive income 1,113 2,425 1,899 5,437 Realised losses ——0 Balance as of 31 March 2026¹ 45,782 21,098 25,468 92,349 1 Unaudited figures. Q1 INTERIM MANAGEMENT STATEMENT / 15 EXPECTED CREDIT LOSS IN STATEMENT OF FINANCIAL POSITION In thousands of euro 31 Mar 20261 31 Mar 20251 31 Dec 2025 Loans outstanding2 84,204 69,296 80,263 Loan commitments (recorded in other liabilities) 6,593 4,178 4,972 Debt securities 1,552 1,538 1,677 Total 92,349 75,012 86,912 1 Unaudited figures. 2 Including write-down of accrued interest. EXPECTED CREDIT LOSS IN STATEMENT OF COMPREHENSIVE INCOME In thousands of euro Jan–Mar 20261 Jan–Mar 20251 Jan–Dec 2025 Net profit/loss on financial operations (Note 2) 125 -14 -152 Net loan losses (Note 4) -5,399 769 -11,606 Foreign exchange gains and losses -163 317 931 Total recognised in statement of comprehensive income -5,437 1,072 -10,827 1 Unaudited figures. Note 4: Net loan losses In thousands of euro Jan–Mar 20261 Jan–Mar 20251 Jan–Dec 2025 Change in expected credit loss on Stage 1 and 2 loans and loan commitments -3,663 769 -3,618 Change in expected credit loss on Stage 3 loans -1,736—-7,989 Expected credit loss -5,399 769 -11,606 Recoveries on claims — - Net loan losses -5,399 769 -11,606 1 Unaudited figures. There were no realised losses for the periods Jan-Mar 2026, Jan-Mar 2025 or Jan-Dec 2025.

Note 5: Financing outstanding In thousands of euro Jan–Mar 20261 Jan–Mar 20251 Jan–Dec 2025 Opening balance 24,088,945 23,573,771 23,573,771 New financing 587,807 458,167 3,890,717 Amortisations -574,473 -461,602 -2,500,942 Prepayments -16,568 -8,164 -893,495 Changes in expected credit losses -3,768 781 -10,852 Foreign exchange changes 230,365 315,944 14,380 Fair value adjustments -6,212 157 3,934 Hedge accounting adjustments -49,295 -1,754 19,456 Other 36,246 42,188 -8,024 Closing balance 24,293,045 23,919,489 24,088,945 Loans outstanding 23,439,194 23,295,701 23,249,266 Investments in Lending bonds 853,852 623,787 839,678 Total financing outstanding 24,293,045 23,919,489 24,088,945 1 Unaudited figures. Q1 INTERIM MANAGEMENT STATEMENT / 16 Note 6: Debts evidenced by certificates In thousands of euro Jan–Mar 20261 Jan–Mar 20251 Jan–Dec 2025 Opening balance 35,883,334 36,229,507 36,229,507 New debt issuance 4,097,749 3,126,366 9,161,702 Amortisations -3,342,529 -701,931 -7,324,826 Calls and buy backs -75,000 -282,670 -530,830 Foreign exchange changes 511,666 -456,828 -1,977,753 Fair value adjustments -8,490 5,785 16,518 Hedge accounting adjustments -275,607 67,074 175,833 Other -101,396 -44,986 133,182 Closing balance 36,689,727 37,942,316 35,883,334 1 Unaudited figures.

Note 7: Basis of preparation This interim management statement is not presented in accordance with IAS 34 Interim Financial Reporting, as this statement excludes number of disclosures. The accounting policies and methods of computation are the same as described in Note 2 Accounting policies of NIB’s Annual Report 2025. This interim report should be read together with the Bank’s 2025 audited IFRS financial statements. The International Accounting Standards Board (IASB) issued certain amendments to existing standards during the period; however, none of these changes have had a material impact on NIB’s financial statements. The Bank has not made any changes to the judgements, estimates and assumptions that could affect the Bank’s profits, its financial position or other disclosures. Significant judgements and estimates are applied mainly to loan impairment testing and valuations of financial assets and liabilities. NIB’s business model gives rise to financial (credit, market, and liquidity) and non-financial (e.g. operational) risks which are managed through sound banking principles and practices. There have been no significant changes in the Bank’s net exposure to these risks compared to those described in Note 3 Risk management in the 2025 IFRS financial statements. There have been no material changes in relation to transactions with related parties compared to those described in Note 29 Related party disclosures in the 2025 IFRS financial statements. There have been no material post balance sheet events that would require disclosure or adjustment to these financial statements. This report was approved by the Executive Committee on 21 April 2026. Q1 INTERIM MANAGEMENT STATEMENT / 17 KEY RATIO DEFINITIONS Total equity at reporting date Equity/total assets = Total assets at reporting date Annualised profit for the period Return on equity = Average equity for the period Total operating expenses for the period Cost/income = Total operating income for the period

CONTACT Kim Skov Jensen Jens Hellerup Jukka Ahonen Vice President & CFO Senior Director, Chief Corporate Affairs Officer kim.jensen@nib.int Head of Treasury jukka.ahonen@nib.int jens.hellerup@nib.int For more information about the Nordic Investment Bank, visit www.nib.int